Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media contact:
January 21, 2011	Bob Varettoni
908-559-6388
robert.a.varettoni@verizon.com

Verizon Improves Method of Accounting for Pensions and Other Post-Employment Benefits

NEW YORK — Verizon Communications Inc. (NYSE, NASDAQ:VZ) announced today that it has adopted a new policy that changes the method of accounting for pensions and other post-employment benefits (OPEB). The improved policy recognizes gains and losses in the year they are incurred, rather than amortizing them over time.

Under the new method, annual adjustments will be made to reflect actual return on pension plan assets, changes in discount rates and differences from other actuarial assumptions.

There is no impact on cash flow or pension funding requirements as a result of this change, and there is no change to Verizon’s pension or OPEB liability. In addition, Verizon Wireless is not impacted by this change.

“Our decision to adopt this new accounting policy will make our financial reporting easier to understand and more transparent,” said Fran Shammo, Verizon executive vice president

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and chief financial officer. “We’ve been considering this for some time. For us, it was a question of when, not if, we would make this change.”

Verizon will report fourth-quarter and full-year 2010 results on Jan. 25, and the company said that the impact of this accounting change will result in cumulative pre-tax charges of $600 million for full-year 2010. This is due primarily to a lower discount rate, partially offset by a return on assets that was higher than expected, and favorable health care trends and other costs.

The company lowered its assumed discount rate, which was 6.25 percent at the end of 2009, to 5.75 percent for purposes of determining its pension and OPEB liability. This change increased the liability by $2.9 billion in 2010. The estimated return on pension assets in 2010 was approximately 14 percent, compared with an assumption of 8.5 percent, resulting in an actuarial gain of approximately $1 billion. Health care and other retiree benefit costs were favorable compared to assumptions, resulting in a $1.3 billion reduction in liabilities.

For 2011, the company said it has lowered its return on pension assets assumption from 8.5 percent to 8.0 percent.

For comparability, Verizon has adjusted quarterly financial information for 2009 and the first three quarters of 2010. These historical results have been posted on Verizon’s Investor Relations website, www.verizon.com/investor.

Verizon Communications Inc. (NYSE, NASDAQ:VZ), headquartered in New York, is a global leader in delivering broadband and other wireless and wireline communications services to mass market, business, government and wholesale customers. Verizon Wireless operates America’s most reliable wireless network, serving more than 93 million customers nationwide. Verizon also provides converged communications, information and entertainment services over America’s most advanced fiber-optic network, and delivers innovative, seamless business solutions to customers around the world. A Dow 30 company, Verizon employs a diverse workforce of more than 195,000. For more information, visit www.verizon.com.

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NOTE: This document contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: the effects of adverse conditions in the U.S. and international economies; the effects of competition in our markets; materially adverse changes in labor matters, including workforce levels and labor negotiations, and any resulting financial and/or operational impact, in the markets served by us or by companies in which we have substantial investments; the effect of material changes in available technology; any disruption of our suppliers’ provisioning of critical products or services; significant increases in benefit plan costs or lower investment returns on plan assets; the impact of natural or man-made disasters or existing or future litigation and any resulting financial impact not covered by insurance; technology substitution; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations or adverse conditions in the credit markets impacting the cost, including interest rates, and/or availability of financing; any changes in the regulatory environments in which we operate, including any loss of or inability to renew wireless licenses, and the final results of federal and state regulatory proceedings and judicial review of those results; the timing, scope and financial impact of our deployment of fiber-to-the-premises broadband technology; changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; our ability to complete acquisitions and dispositions; our ability to successfully integrate Alltel Corporation into Verizon Wireless’ business and achieve anticipated benefits of the acquisition; and the inability to implement our business strategies.